EXHIBIT 5




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                                December 8, 2006

Security Devices International Inc.
120 Adelaide Street West, Suite 2500
Toronto, Ontario
Canada    M5H 1T1

Gentlemen:

     This letter will constitute an opinion upon the legality of the sale by Security Devices International Inc., a Delaware corporation, and by certain shareholders of the Company, of up to 3,400,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

         We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and nonassessable.

                                Very truly yours,

                                  HART & TRINEN


                                  By    /s/ William T. Hart
                                      -----------------------
                                         William T. Hart




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